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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Koninklijke Philips Electronics N.V.
   -----------------------------------------------------------------------------
   (Last)                     (First)                       (Middle)

    Breitner Center
    Amstelplein 2
   -----------------------------------------------------------------------------
                                    (Street)

   1096 BC Amsterdam
   The Netherlands
   -----------------------------------------------------------------------------
   (City)                     (State)                       (Zip)
________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     May 2, 2002
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Quinton Cardiology Systems, Inc. (QUIN)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                          8                           (1)
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*         If the Form is filed by more than one Reporting Person, see
          Instruction 5(b)(v).


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
 IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
                            VALID OMB CONTROL NUMBER.

                                                                          (Over)
                                                                (SEC 1473 (3/99)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Series A Preferred Stock                            Common Stock            2,617,977       1-for-1        (1)
Immediate                                                                         (2)           (2)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:

(1) These shares are owned directly by Philips Electronics North America Corporation ("PENAC"), a wholly owned subsidiary of Philips Holding USA Inc. ("PHUSA"). PHUSA is a wholly owned subsidiary of Koninklijke Philips Electronics N.V. ("KPNV"). Accordingly, securities owned by PENAC may be regarded as being owned beneficially by PHUSA; securities owned by PHUSA may be regarded as being owned beneficially by KPNV.

(2) Does not reflect a 1-for-2.2 reverse stock split, to be effective upon the closing of the Issuer's initial public offering, pursuant to which each share of Series A Preferred Stock will convert into 1/2.2 of a share of Common Stock.


                      Koninklijke Philips Electronics N.V.

                      By:  /s/ A. Westerlaken                      May 1, 2002
                         ------------------------------------    ---------------
                         Name:  A. Westerlaken                        Date
                         Title: General Secretary
                       **Signature of Reporting Person


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                             Joint Filer Information


Name:             Philips Electronics North America Corporation

Address:          1251 Avenue of the Americas
                  New York, NY  10020

Designated Filer:      Koninklijke Philips Electronics N.V.

Issuer & Ticker Symbol:    Quinton Cardiology Systems, Inc. (QUIN)

Date of Event Requiring Statement:  May 2, 2002

Signature:         /s/ William E. Curran
                  -----------------------------
                  Name:  William E. Curran
                  Title: President and Chief
                         Executive Officer

                            Joint Filer Information


Name:             Philips Holdings USA Inc.

Address:          1251 Avenue of the Americas
                  New York, NY 10020

Designated Filer:          Koninklijke Philips Electronics N.V.

Issuer & Ticker Symbol:    Quinton Cardiology Systems, Inc. (QUIN)

Date of Event Requiring Statement:  May 2, 2002

Signature:         /s/ William E. Curran
                  -----------------------------
                  Name:  William E. Curran
                  Title: President and Chief
                         Executive Officer